Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2020 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 20, 2020--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2020.

Highlights

•
Implemented a COVID-19 crisis response plan, which included creating task forces to support the company’s residents and employees during the novel coronavirus crisis, adopting and communicating relevant guidelines issued by the CDC, following guidelines for cleaning and disinfecting, and implementing social distancing protocols for residents and staff including limiting employee hours on-site while maintaining compensation and limiting in-person contact while continuing essential activities such as emergency work orders and life-safety maintenance.

•	Formed a Resident Hardship Program to provide relief to those experiencing financial hardship as a result of the pandemic as well as waiving late payment and online payment fees.

•	Reported net income attributable to ACC of $80.9 million or $0.58 per fully diluted share, versus $29.6 million or $0.21 per fully diluted share in the first quarter 2019.

•	Increased FFOM to $97.6 million or $0.70 per fully diluted share versus $95.3 million or $0.69 per fully diluted share in the first quarter prior year.

•	Grew same store net operating income ("NOI") by 1.2 percent over the first quarter 2019. Revenues increased 0.7 percent and operating expenses were flat with the prior year quarter.

•	Grew same store average physical occupancy to 97.0 percent for the first quarter 2020 compared to 96.9 percent for the first quarter 2019.

•
Advanced a new development project on the campus of Massachusetts Institute of Technology (MIT) that is anticipated to be structured as an American Campus Equity (ACE®) transaction, although the full scope, transaction structure, feasibility, fees and timing have not yet been finalized.

•	Awarded a new second phase on-campus development project with Virginia Commonwealth University in Richmond.

•	Completed the disposition of The Varsity, a 901-bed property located in College Park, Maryland for proceeds of $148.0 million, representing an economic cap rate of 4.1 percent.

•
Issued $400.0 million of 10-year senior unsecured notes at a yield of 2.872 percent, representing a record low credit spread and yield for a mid-BBB rated REIT and one of the lowest credit spreads and yields of any 10-year REIT benchmark offering in history.

“While the start to 2020 was strong and poised for positive company performance, we quickly shifted our focus in March to respond to the COVID-19 pandemic,” said Bill Bayless, American Campus Communities CEO. “Our teams are working tirelessly to respond to the evolving COVID-19 impacts to our residents, our employees and our university partners. Our Resident Hardship Program has been well received and we pledge that every American Campus Communities resident will continue to have a home during this crisis regardless of their ability to pay rent on a timely basis. We will act in good faith – working with every student and family suffering financial hardship on a case-by-case basis to ensure our residents continue to have a home and the ability to complete their online instruction in an academically-oriented environment. At this difficult time, there will be no late fees, no online payment fees and no financial related evictions. We are now working with our university partners regarding how our modern communities, which facilitate the implementation of social distancing guidelines, may assist them in returning to in-person operations in the fall.”

First Quarter Operating Results

Revenue for the 2020 first quarter totaled $249.4 million, versus $242.1 million in the first quarter 2019, and operating income for the quarter totaled $115.5 million compared to $59.0 million in the prior year first quarter. The increase in revenue and operating income was primarily due to a $48.5 million gain from the disposition of real estate, an increase in average rental rates for the 2019-2020 academic year and development properties completed in 2019. Net income for the 2020 first quarter totaled $80.9 million, or $0.58 per fully diluted share, compared with net income of $29.6 million, or $0.21 per fully diluted share for the same quarter in 2019.

FFO for the 2020 first quarter totaled $95.9 million, or $0.69 per fully diluted share, as compared to $98.4 million, or $0.71 per fully diluted share for the same quarter in 2019. FFOM for the 2020 first quarter was $97.6 million, or $0.70 per fully diluted share as compared to $95.3 million, or $0.69 per fully diluted share for the same quarter in 2019. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $131.7 million in the quarter, an increase of 1.2 percent from $130.1 million in the 2019 first quarter. Same store property revenues increased by 0.7 percent and same store property operating expenses were flat with the prior year quarter. NOI for the total owned portfolio increased 5.5 percent to $140.3 million for the quarter from $133.0 million in the comparable period of 2019. A reconciliation of same store NOI to total NOI is provided in Table 4.
Academic Year 2020-2021 Preleasing Update
As of April 17, 2020, the company’s same store wholly-owned portfolio was 76.6 percent preleased for Academic Year 2020-2021 as compared to 76.2 percent preleased for the same date prior year.

“As communicated in our March 26 COVID-19 update press release, it is not our policy to provide interim preleasing updates; however, with the current circumstances surrounding COVID-19 we felt it was important to provide an update at this time,” said Jennifer Beese, American Campus Communities COO. “As indicated in that prior release, our preleasing velocity had been very strong, and as of March 24, 2020 our same store preleasing was approximately 3,200 beds ahead of the prior year pace. We also communicated that we anticipated a slow-down in physical traffic and slower leasing velocity due to the circumstances and shelter-in-place orders surrounding the pandemic, and that we were pleased that strong early leasing velocity provided some cushion for that expected slow-down. As anticipated, total volumes have slowed and are currently at a pace that is roughly 60 percent of prior year activity. While we continue to conduct leasing through virtual channels, we expect a slower preleasing trend will continue until shelter-in-place orders are lifted. Once that occurs and universities provide clarity into their operating policies, we expect that the preleasing pace will accelerate as more students make their housing decisions in anticipation of returning to campus.”

Portfolio Update

Developments
The company continued construction on its $785.8 million development pipeline that includes expected deliveries in 2020 through 2023. These projects are all core Class A assets located on campus in their respective markets and remain on track to meet their targeted stabilized development yields in the range of 6.25 – 6.8 percent.

Development projects totaling $279.7 million are scheduled for delivery in May through August 2020. At present, these projects remain on time and on budget and the company has not experienced supply chain disruption or labor shortages that would impact delivery. Although the company currently anticipates completing these projects on time and within budget, the project locations are currently subject to shelter-in-place or stay-at-home orders adopted by state and local authorities in response to the COVID-19 pandemic.

Some of these orders may adversely affect the timely completion and final project costs of some or all of our projects under development if, for example, we are required to temporarily cease construction entirely, experience delays in obtaining governmental permits and authorizations, or experience disruption in the supply of materials or labor. Additionally, in response to the pandemic, Walt Disney World® Resort has closed and has not announced a reopening date. Although completion is currently anticipated to occur as originally scheduled, the ultimate occupancy date and levels will depend on the reopening date. As such, the effect on the projects’ initial operating results cannot yet be determined.
On-Campus Development Awards
The company advanced a new development project on the campus of MIT for approximately 650 beds of graduate student housing. The company expects the project to be structured as an ACE transaction, although the full scope, transaction structure, feasibility, fees and timing have not yet been finalized. In addition, the company was awarded a second phase development project on the campus of Virginia Commonwealth University. The full scope, transaction structure, feasibility, fees, and timing for this project have also not yet been finalized.

Capital Recycling

As previously announced, in March the company completed the disposition of The Varsity, a 901-bed property serving students attending the University of Maryland. The property was sold for $148.0 million, representing an economic cap rate of 4.1 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.
Capital Markets and Balance Sheet Liquidity
As previously announced, in January the company issued $400.0 million of 10-year unsecured notes at a coupon rate of 2.85 percent and a yield of 2.872 percent. The issuance represented a record low credit spread and yield for a mid-BBB rated REIT and one of the lowest credit spreads and yields of any 10-year REIT benchmark offering in history. The company used the proceeds to prepay $400.0 million of 3.350% unsecured notes that were previously due to mature October 1, 2020. The prepayment resulted in approximately $4.8 million in debt extinguishment costs during the first quarter of 2020, which were excluded from the company’s FFOM.
The company’s planned 2020 capital sourcing transactions have been completed with the sale of The Varsity and the January issuance and redemption of unsecured notes. These transactions support the company’s strong, investment-grade balance sheet with ample liquidity. As of March 31, 2020, the company had approximately $177 million in cash and over $390 million available on its unsecured revolving credit facility. The company has no remaining debt maturities in 2020 and approximately $230 million in planned development expenditures for the remainder of the year.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
COVID-19 Potential Financial Impacts
COVID-19, which was characterized on March 11, 2020 by the World Health Organization as a pandemic, did not materially affect the company’s results of operations for the three months ended March 31, 2020. However, due to the unprecedented governmental actions taken to contain COVID-19, the company is unable to predict the full magnitude of the pandemic and its effect on its results of operations for the remainder of the year ended December 31, 2020. As a result, the company previously withdrew its full year 2020 outlook and does not plan to provide an update to its full year 2020 outlook until there is further clarity on the impact of the pandemic.
In response to COVID-19 social distancing and shelter-in-place orders, many universities enacted housing policies as large portions of their on-campus housing are comprised of an older stock and design that does not permit implementing social distancing guidelines. Even though the company’s modern communities are better suited to achieve social distancing guidelines, when students have elected to vacate the company’s owned on-campus housing at the urging of the universities, in collaboration with our university partners, the company has attempted to mirror the universities’ refund policies to create alignment among all on-campus residents. In certain circumstances, the company has agreed to refund students’ rent for the remainder of the spring semester at ACE properties that primarily have lease terms ending in May. At this time, the company is working to ascertain the financial impact to the remainder of the 2019-2020 academic year. The company is still working with students to determine how many will ultimately elect to move out prior to their May-ending lease dates and apply for pro rata refunds, but currently estimates refunded revenue of approximately $13 to $17 million. In addition, the company expects that most, if not all of the summer camp and conference business at the company’s residence hall properties will be canceled, which typically generates approximately $4.5 million in other income per year.
With regard to the company’s private off-campus properties and on-campus 12-month ACE apartment communities, approximately 93.0 percent of residents have made their April rent payments, representing a current April rent delinquency of $3.7 million. The company will continue to collect April rent payments and will work on a case-by-case basis with those residents and families who have endured financial hardship due to COVID-19. To date, 2,787 residents have applied for assistance under the company’s COVID-19 Resident Hardship Program and the company has thus far granted approximately $2.0 million in rental assistance to qualified students and parents as they seek assistance under the CARES Act and other governmental programs to make future payments. Additionally, the company has also waived all monthly late fees and convenience fees at this time.
The company has enacted expense reduction initiatives including suspending all non-essential capital improvement projects and is currently assessing whether any of the CARES Act stimulus provisions will be available to the company to offset the lost revenue experienced; however, it is important to note that the company does not expect to be able to fully, or even materially, offset COVID-19 revenue losses.
Additionally, the company believes that the COVID-19 pandemic could have the following additional effects on the financial results for the fiscal year ending December 31, 2020:

•	the impact of continuing governmental shelter-in-place orders on the remaining months of the 2019-2020 academic year;

•	the timing of when universities and colleges served by the company’s properties resume in-person classes for the 2020-2021 academic year;

•	the ability of commercial tenants to pay rent and any associated impact on the provision for uncollectible accounts;

•	the success of leasing the company's owned properties for the 2020-2021 academic year;

•	the timing of completion of construction and occupancy of owned development projects;

•	the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends; and

•	the ability of the company to earn third-party management revenues.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2020 outlook on Tuesday, April 21, 2020 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 9901864, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until May 5, 2020 by dialing 877-344-7529 or 412-317-0088 conference number 10140105. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2020, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 201 properties with approximately 137,900 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2020 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,636,857	$6,694,715
On-campus participating properties, net	73,716	75,188
Investments in real estate, net	6,710,573	6,769,903

Cash and cash equivalents	176,758	54,650
Restricted cash	32,130	26,698
Student contracts receivable, net	12,287	13,470
Operating lease right of use assets [1]	459,957	460,857
Other assets [1]	228,051	234,176

Total assets	$7,619,756	$7,559,754

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$749,902	$787,426
Unsecured notes, net	1,981,472	1,985,603
Unsecured term loans, net	199,209	199,121
Unsecured revolving credit facility	609,700	425,700
Accounts payable and accrued expenses	53,086	88,411
Operating lease liabilities [2]	477,779	473,070
Other liabilities [2]	178,702	157,368
Total liabilities	4,249,850	4,116,699

Redeemable noncontrolling interests	17,768	104,381

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,375	1,373
Additional paid in capital	4,467,906	4,458,456
Common stock held in rabbi trust	(3,615)	(3,486)
Accumulated earnings and dividends	(1,129,108)	(1,144,721)
Accumulated other comprehensive loss	(26,747)	(16,946)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,309,811	3,294,676
Noncontrolling interests – partially owned properties	42,327	43,998
Total equity	3,352,138	3,338,674

Total liabilities and equity	$7,619,756	$7,559,754

1.
For purposes of calculating net asset value ("NAV") at March 31, 2020, the company excludes other assets of approximately $3.9 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.

2.
For purposes of calculating NAV at March 31, 2020, the company excludes other liabilities of approximately $50.6 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Revenues
Owned properties	$232,091	$224,419
On-campus participating properties	10,709	11,448
Third-party development services	2,055	3,171
Third-party management services	3,829	2,311
Resident services	720	782
Total revenues	249,404	242,131

Operating expenses
Owned properties	92,474	92,169
On-campus participating properties	3,366	3,957
Third-party development and management services	6,207	4,186
General and administrative [1]	10,158	7,315
Depreciation and amortization	66,169	68,755
Ground/facility leases	4,069	3,549
Gain from disposition of real estate	(48,525)	—
Provision for impairment [2]	—	3,201
Total operating expenses	133,918	183,132

Operating income	115,486	58,999

Nonoperating income (expenses)
Interest income	851	926
Interest expense	(27,783)	(27,061)
Amortization of deferred financing costs	(1,287)	(1,132)
Loss from early extinguishment of debt [3]	(4,827)	—
Total nonoperating expenses	(33,046)	(27,267)

Income before income taxes	82,440	31,732
Income tax provision	(379)	(364)
Net income	82,061	31,368
Net income attributable to noncontrolling interests	(1,206)	(1,728)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$80,855	$29,640
Other comprehensive loss
Change in fair value of interest rate swaps and other	(9,801)	(5,794)
Comprehensive income	$71,054	$23,846

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.58	$0.21

Weighted-average common shares outstanding

Basic	137,477,169	137,101,535

Diluted	138,587,513	138,152,378

1.	General and administrative expenses for the three months ended March 31, 2020 include $1.1 million related to the settlement of a litigation matter.

2.	Represents an impairment charge recorded in March 2019 concurrent with the classification of one owned property as held for sale.

3.	Represents loss associated with the January 2020 redemption of the Company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to ACC, Inc. and Subsidiaries common stockholders	$80,855	$29,640
Noncontrolling interests' share of net income	1,206	1,728

Joint Venture ("JV") partners' share of FFO
JV partners' share of net income	(916)	(1,568)
JV partners' share of depreciation and amortization	(1,965)	(2,157)
	(2,881)	(3,725)

Gain from disposition of real estate	(48,525)	—
Elimination of provision for real estate impairment	—	3,201
Total depreciation and amortization	66,169	68,755
Corporate depreciation [1]	(889)	(1,222)
FFO attributable to common stockholders and OP unitholders	95,935	98,377
Elimination of operations of on-campus participating properties ("OCPPs")
Net income from OCPPs	(3,706)	(3,692)
Amortization of investment in OCPPs	(2,037)	(2,029)
	90,192	92,656
Modifications to reflect operational performance of on-campus participating properties
Our share of net cashflow [2]	860	882
Management fees and other	583	820
Contribution from on-campus participating properties	1,443	1,702

Transaction costs	—	—
Elimination of loss from early extinguishment of debt [3]	4,827	—
Elimination of FFO from property in receivership [4]	—	969
Elimination of litigation settlement expense [5]	1,100	—
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$97,562	$95,327

FFO per share – diluted	$0.69	$0.71

FFOM per share – diluted	$0.70	$0.69

Weighted-average common shares outstanding - diluted	139,091,230	138,811,527

1.	Represents depreciation on corporate assets not added back for purposes of calculating FFO.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

3.	Represents loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

4.	Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

5.	Represents the settlement of a litigation matter that is included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Owned properties revenues
Same store properties	$219,767	$218,231	$1,536	0.7%
New properties	10,343	221	10,122
Sold and held for sale properties [2]	2,701	6,749	(4,048)
Total revenues [3]	$232,811	$225,201	$7,610	3.4%
Owned properties operating expenses
Same store properties	$88,113	$88,120	$(7)	—%
New properties	3,291	525	2,766
Other [4]	53	109	(56)
Sold and held for sale properties 2 5	1,017	3,415	(2,398)
Total operating expenses	$92,474	$92,169	$305	0.3%
Owned properties net operating income
Same store properties	$131,654	$130,111	$1,543	1.2%
New properties	7,052	(304)	7,356
Other [4]	(53)	(109)	56
Sold and held for sale properties 2 5	1,684	3,334	(1,650)
Total net operating income	$140,337	$133,032	$7,305	5.5%

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2020 and 2019, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of March 31, 2020. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.

2.	Includes properties sold in 2019 and 2020, and one property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

3.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

4.
Includes recurring professional fees related to the operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

5.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000